Exhibit 4.15
AGREEMENT
     This Agreement (“Agreement”) is effective as of August 10, 2007 (the “Effective Date”), by and among Max Capital Group Ltd., a Bermuda holding company (the “Requesting Party”), located at Max House, 2 Front Street, Hamilton HM 11, Bermuda, Max Capital Trust I, a Delaware Trust (“Trust”), located at 9020 Stony Point Parkway, Suite 325, Richmond, Virginia 23235, and C T Corporation Staffing, Inc., a Delaware corporation (“CT”), located at 1209 Orange Street, Wilmington, Delaware 19801.
     WHEREAS, CT provides the service of acting as “trustee in state” under the Delaware Business Trust Act under certain limited circumstances; and
     WHEREAS, Requesting Party has requested that CT provide such service with respect to the Trust under the circumstances set forth in Rider A attached hereto; and
     WHEREAS, CT and the Trust have agreed that CT shall provide such service.
     NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows.
     1. Contract Period and Termination. The term of this Agreement will be initially for one (1) year from the Effective Date and will be automatically extended for successive one (1) year periods, unless at anytime any party elects to terminate this Agreement and gives at least thirty (30) days prior written notice of termination to each other party.
     2. Services. At the request of the Requesting Party, the Trust hereby retains CT to serve the Trust solely to fulfill the Trust’s obligation pursuant to Section 3807(a) of the Delaware Statutory Trust Act (the “Act”) to have at least one trustee who has its principal place of business in the State of Delaware, subject to the terms and conditions of this Agreement.
     3. Fees. During the term of this Agreement, the Trust shall pay CT on the Effective Date, and on every annual anniversary of the Effective Date thereafter, the then-current annual fee in effect. Such annual fee may be reviewed and revised on an annual basis at the sole discretion of CT. In the event of an early termination of this Agreement by CT, CT will provide a pro-rata refund of any fees paid in advance for the year in which such termination is effectuated. In addition, the Trust shall promptly reimburse CT for any expense incurred under or relating to this Agreement or the services of CT, including the fees and expenses of outside counsel or other advisors retained by CT.
     4. Obligations of the Trust. The Trust agrees to take each of the following actions:
     a. Upon termination of this Agreement, not to obstruct or otherwise interfere with the resignation by CT as a trustee of the Trust;
     b. Upon the Effective Date, name CT as an insured party under the Trust’s errors and omissions liability insurance policy (if applicable) in a manner acceptable to CT in the reasonable exercise of its discretion and deliver a certificate to

CT evidencing such coverage, and maintain such policy during the term of this Agreement or notify CT of any material changes thereto, including changes in the amount or conditions of coverage; and
     c. In the event any matter comes before CT in its capacity as trustee for its consideration, the Trust agrees, upon the request of CT and at its sole discretion, to provide CT with reasonable time and assistance to investigate the matter and perform adequate due diligence in connection therewith. Such due diligence may include, at CT’s sole discretion, the engagement of independent legal counsel or other advisors to provide additional guidance and assistance to CT.
     5. Governing Instrument of Trust. The Trust and the Requesting Party hereby agree to the terms and conditions of the following italicized language in this Paragraph. The declaration of trust (or other governing instrument) of the Trust (the “Declaration of Trust”) shall include or be amended to include the following italicized language or language substantially similar thereto:
CT is serving the Trust solely to fulfill the Trust’s obligation pursuant to Section 3807(a) of the Act to have at least one trustee who has its principal place of business in the State of Delaware;
the Trust shall have at least one other trustee other than CT to perform all obligations and duties other than fulfilling the Trust’s obligations pursuant to Section 3807(a) of the Act;
CT shall not be liable to the Trust or its beneficiaries for any of its acts or omissions except for acts or omissions constituting bad faith or willful misconduct;
CT shall not have any duty or obligation to manage or deal with the Trust’s property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which CT is a party, except as expressly provided by the terms of this Declaration of Trust, and no implied duties or obligations shall be read herein against CT, including without limitation that no action requested of CT shall require the performance of any investigation, analysis, or other due diligence activities by CT in respect to such action or the performance of its duties on behalf of the Trust generally;
pursuant to Section 3803(b) of the Act, CT shall not be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any trustee thereof and all persons having any claim against CT by reason of the transactions contemplated by this Declaration of Trust or any other agreement or instrument related to the Trust shall look only to the Trust’s property for payment or satisfaction thereof; and

pursuant to Section 3806(c) of the Act, to the extent that at law or in equity CT, as trustee, has duties (including fiduciary duties) and liabilities relating to the Trust or to beneficiaries thereof, CT’s duties and liabilities are hereby eliminated and restricted to the fullest extent allowable under applicable law and CT shall not be liable to the Trust or to any beneficial owner of the Trust for any action taken in good faith reliance on the terms of this Declaration of Trust.
All capitalized terms in the above italicized language not otherwise defined in the above italicized language, shall be defined in the Declaration of Trust or other governing instrument to have the same meaning as set forth in this Agreement.
     6. Indemnification. The Trust and the Requesting Party, and their respective affiliates (collectively, the “Indemnifying Party”), shall jointly and severally indemnify, defend and hold CT, its affiliated companies, and all of such companies’ employees, agents, officers and directors (collectively, the “Indemnified Parties”) harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, taxes, and expenses (including, without limitation, reasonable attorneys’ and accounting fees and investigation costs) that may be incurred by the Indemnified Parties arising out of or relating to any breach of any representation or warranty, covenant, obligation or agreement of the Indemnifying Party contained herein or in the Declaration of Trust or in anyway arising from the services provided or functions performed by CT hereunder or thereunder, other than those arising solely from the bad faith or willful misconduct of CT. In any event of the foregoing, CT may elect to retain counsel of its choosing to represent the Indemnified Parties, and the Indemnifying Party shall pay such retained counsel the reasonable fees associated therewith. In the event CT or any of its employees is called upon to investigate or provide testimony in a matter to which this indemnity applies, it shall be entitled to be reimbursed the reasonable charges related thereto.
     7. Covenant Not to Sue. Each of the Trust and the Requesting Party, and their respective affiliates, represents, agrees and covenants that it will not file any complaint, proceeding, lawsuit, or other legal or equitable action against CT based upon or arising out of any of the services provided by CT hereunder or the Declaration of Trust, other than for reason of alleged bad faith or willful misconduct by CT.
     8. Additional Representations, Warranties and Covenants of Trust and Requesting Party. Each of the Trust and the Requesting Party represents, warrants and covenants to CT and to each other that, as of the Effective Date: (i) it has the right, power, and authority to enter into and to perform its obligations under this Agreement; (ii) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary trust or corporate action on its part; and (iii) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms. In addition, the Trust represents, warrants and covenants to CT that it has taken all appropriate acts under its Declaration of Trust to duly appoint CT to serve as a trustee. The Trust and the Requesting Party acknowledge that CT has expressly relied on each of the foregoing representations, warranties, and covenants in entering into this Agreement.

     9. Independent Contractor Status and Authority. Each party to this Agreement hereby agrees, and represents and warrants, that it is an independent contractor and is not any other party’s agent or employee or partner or joint venturer for any purpose whatsoever.
     10. Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Delaware (without regard to principles of conflicts of law).
     11. Additions or Modifications. No additions or modifications from the terms and conditions of this Agreement will be binding upon any party hereto unless agreed to in writing by each party hereto.
     12. Assignment. No party may assign its rights and obligations under this Agreement without the prior written consent of each other party.
     13. Notices. All notices, requests, consents and invoices required or permitted under this Agreement shall be in writing and delivered personally or sent by mail to the applicable party at the addresses set forth on the first page of this Agreement or at such other address as shall be given to each other party in writing.
     14. No Damages. Each of the Requesting Party and the Trust agrees that in no event shall CT be liable for lost profits, third-party claims or consequential or exemplary damages or, in addition thereto, for any matters relating to any actions taken by the Trust prior to the Effective Date.
     15. Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the specific subject matter of this Agreement and supersedes all previous understandings, written or oral, among the parties with respect to such subject matter.
[signature page follows]

[Signature Page to Trust Agreement]
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

MAX CAPITAL GROUP LTD.

By:	/s/ Peter Minton
Name:	Peter Minton

Title:	Executive Vice President and Chief Operating Officer

/s/ Peter Minton

as Regular Trustee
Name:	Peter Minton

/s/ Joseph Roberts

as Regular Trustee
Name:	Joseph Roberts

C T CORPORATION STAFFING, INC.,

By:	/s/ Jennifer A. Schwartz

Name:	Jennifer A. Schwartz

Title:	Vice President

EXHIBIT A
DECLARATION OF TRUST OF MAX CAPITAL TRUST I

EXHIBIT B
CERTIFICATE OF TRUST OF MAX CAPITAL TRUST I